SENSATA TECHNOLOGIES REPORTS FOURTH QUARTER
AND FULL YEAR 2025 FINANCIAL RESULTS

Swindon, United Kingdom – February 19, 2026 - Sensata Technologies (NYSE: ST) today announced financial results for its fourth quarter and full year ended December 31, 2025.
“With our Q4 and Full Year 2025 results, I am pleased to report that we delivered on our objectives for the first year of our transformation journey.  We expanded margins sequentially each quarter this year, dramatically improved free cash flow, strengthened our balance sheet, and, in the fourth quarter, we returned to year-over-year revenue growth,”  said Stephan von Schuckmann, Sensata’s Chief Executive Officer.   “As we look ahead to 2026 and beyond, we are now a more resilient organization, and we have a solid foundation on which to build.  I am confident that with our strengthened leadership team and renewed focus, we will build upon this momentum to unlock growth in each of our segments over time.”
Operating Results
As previously announced, the Company reorganized into three operating segments, which are reflected as new reporting segments: Automotive; Industrials; and Aerospace, Defense and Commercial Equipment. Prior period results have been recast to be comparative to the current period presentation.
Fourth Quarter
Operating results for the fourth quarter of 2025 compared to the fourth quarter of 2024 are summarized below. These results include non-GAAP financial measures, each of which is defined and reconciled to the most directly comparable GAAP measure later in this press release.
Revenue:
•Revenue was $917.9 million, an increase of $10.2 million, or 1.1%, compared to $907.7 million in the fourth quarter of 2024.
◦On an organic basis, revenue increased $31.8 million or 3.5% compared to the fourth quarter of 2024, which primarily reflected previously disclosed divestitures and product lifecycle management actions.
Operating Income:
•Operating income was $100.1 million, or 10.9% of revenue, an increase of $26.4 million compared to operating income of $73.8 million, or 8.1% of revenue, in the fourth quarter of 2024.
◦Operating income for the three months ended December 31, 2025 includes $49.8 million of restructuring-related and other charges, including approximately $16.1 million of primarily non-cash charges as a result of an electric vehicle program cancellation by a customer.
•Adjusted operating income was $179.7 million, or 19.6% of revenue, an increase of $4.8 million, or 2.7%, compared to adjusted operating income of $174.9 million, or 19.3% of revenue, in the fourth quarter of 2024.
◦Tariff pass-through revenue of approximately $14.8 million was approximately 30 basis points dilutive to adjusted operating income margin in the fourth quarter of 2025.
Earnings per share:
•Earnings per share was $0.43, an increase of $0.39 compared to earnings per share of $0.04 in the fourth quarter of 2024.
•Adjusted earnings per share was $0.88, an increase of $0.14, or 18.9%, compared to adjusted earnings per share of $0.74 in the fourth quarter of 2024.
Cash Flow:
•Net cash provided by operating activities was $201.5 million in the fourth quarter of 2025, and cash on hand was $573.0 million at December 31, 2025.
•Free cash flow was $151.8 million in the fourth quarter of 2025, representing a free cash flow conversion rate of 117%.
•In the quarter, Sensata returned approximately $17.5 million to shareholders in quarterly dividends of $0.12 per share paid on November 26, 2025.
Full Year
Operating results for the year ended December 31, 2025 compared to the year ended December 31, 2024 are summarized below. These results include non-GAAP financial measures, each of which is defined and reconciled to the most directly comparable GAAP measure later in this press release.
Revenue:
•Revenue was $3,704.5 million, a decrease of $228.3 million, or 5.8%, compared to $3,932.8 million in the year ended December 31, 2024, due primarily to previously disclosed divestitures and product lifecycle management actions.
◦On an organic basis, revenue increased approximately $2.4 million, or 0.1%, compared to the full year ended December 31, 2024.
Operating income:
•Operating income was $237.5 million, or 6.4% of revenue, an increase of $88.2 million, or 59.1%, compared to operating income of $149.3 million, or 3.8% of revenue, in the year ended December 31, 2024.
◦Operating income for the twelve months ended December 31, 2025 includes approximately $352.2 million of restructuring-related and other charges. This included a $225.7 million non-cash goodwill impairment charge related to the Dynapower business and other charges primarily as a result of changes in clean energy policy, emissions regulations and excess capacity related to electrification.

•Adjusted operating income was $704.9 million, or 19.0% of revenue, a decrease of $43.6 million, or 5.8%, compared to adjusted operating income of $748.5 million, or 19.0% of revenue, in the year ended December 31, 2024.
◦Tariff pass-through revenue of approximately $40.8 million was approximately 20 basis points dilutive to adjusted operating income margin in the full year of 2025.
Earnings per share:
•Earnings per share was $0.21, a decrease of $0.64, compared to earnings per share of $0.85 in the year ended December 31, 2024.
•Adjusted earnings per share was $3.42, a decrease of $0.02, or 0.6%, compared to adjusted earnings per share of $3.44 in the year ended December 31, 2024.
Cash Flow:
•Net cash provided by operating activities was $621.5 million for the full year 2025, and cash on hand was $573.0 million at December 31, 2025.
•Free cash flow was $490.2 million in the year ended December 31, 2025, representing a free cash flow conversion rate of 97%.
•For the twelve months ended December 31, 2025, Sensata returned approximately $191.0 million to shareholders including $70.4 million through its quarterly dividend, and $120.6 million of repurchased shares.
Guidance
For the first quarter of 2026, Sensata expects revenue of $917 to $937 million, inclusive of recovery of tariff costs, and adjusted EPS of $0.81 to $0.85.

Q1-2026 Guidance
$ in millions, except EPS	Q1-26 Guidance	Q1-25	B/(W)
Revenue	$917 - $937	$911	1% - 3%
Adjusted Operating Income	$168 - $175	$167	1% - 5%
Adj. Operating Margin	18.4% - 18.6%	18.3%	10 - 30 bps
Adjusted Net Income	$118 - $125	$117	1% - 7%
Adjusted EPS	$0.81 - $0.85	$0.78	4% - 9%

•Revenue includes approximately $12 million related to expected tariff recovery from customers.
•Adjusted Operating Income, Adjusted Net Income, and Adjusted EPS are not expected to be impacted by tariffs, as $12 million of expected tariff revenue would be offset by $12 million in expected related tariff expense.
•Adjusted Operating Margin, excluding the dilutive impact of tariff revenue and related expense, is expected to be in the range of 18.6% - 18.8%.
•Tariff expectations included in guidance reflect trade policies in effect as of February 18, 2026.

Conference Call and Webcast
Sensata will conduct a conference call today at 5:00 p.m. Eastern Time to discuss its fourth quarter and full year 2025 financial results and its outlook for the first quarter of 2026. The dial-in numbers for the call are 1-844-784-1726 or 1-412-380-7411. Callers should reference the "Sensata Technologies Q4 2025 Financial Results Conference Call." A live webcast of the conference call will also be available on the investor relations page of Sensata’s website at http://investors.sensata.com. Additionally, a replay of the call will be available until February 26, 2026. To access the replay, dial 1-855-669-9658 or 1-412-317-0088 and enter confirmation code: 3707434.
About Sensata Technologies
Sensata Technologies is a global industrial technology company striving to create a safer, cleaner, more efficient and electrified world. Through its broad portfolio of mission-critical sensors, electrical protection components and sensor-rich solutions, Sensata helps its customers address increasingly complex engineering and operating performance requirements. With more than 16,000 employees and global operations in 13 countries, Sensata serves customers in the automotive, heavy vehicle & off-road, industrial, and aerospace markets. Learn more at www.sensata.com and follow Sensata on LinkedIn, Facebook, X and Instagram.
Non-GAAP Financial Measures
We supplement the reporting of our financial information determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measures. We use these non-GAAP financial measures internally to make operating and strategic decisions, including the preparation of our annual operating plan, evaluation of our overall business performance, and as a factor in determining compensation for certain employees. We believe presenting non-GAAP financial measures is useful for period-over-period comparisons of underlying business trends and our ongoing business performance. We also believe presenting these non-GAAP measures provides additional transparency into how management evaluates the business.
Non-GAAP financial measures should be considered as supplemental in nature and are not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, our non-GAAP financial measures may not be the same as, or comparable to, similar non-GAAP measures presented by other companies.
The non-GAAP financial measures referenced by Sensata in this release include: adjusted net income, adjusted earnings per share (“EPS”), adjusted operating income, adjusted operating margin, free cash flow, organic revenue growth, market outgrowth, adjusted corporate and other expenses, adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA"), net debt, and gross and net leverage ratio. We also refer to changes in certain non-GAAP measures, usually reported either as a percentage or number of basis points, between two periods. Such changes are also considered non-GAAP measures.
Adjusted net income (or loss) is defined as net income (or loss), determined in accordance with U.S. GAAP, excluding certain non-GAAP adjustments which are detailed in the accompanying reconciliation tables. Adjusted EPS is calculated by dividing adjusted net income (or loss) by the number of diluted weighted-average ordinary shares outstanding in the period. We believe that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Adjusted operating income (or loss) is defined as operating income (or loss), determined in accordance with U.S. GAAP, excluding certain non-GAAP adjustments which are detailed in the accompanying reconciliation tables. Adjusted operating margin is calculated by dividing adjusted operating income (or loss) by net revenue. We believe that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Free cash flow is defined as net cash provided by operating activities less additions to property, plant and equipment and capitalized software. Free cash flow conversion is defined as Free cash flow divided by Adjusted net income. We believe free cash flow is useful to management and investors as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to, among other things, fund acquisitions, repurchase ordinary shares, or accelerate the repayment of debt obligations.
Organic revenue growth (or decline) is defined as the reported percentage change in net revenue calculated in accordance with U.S. GAAP, excluding the period-over-period impact of foreign exchange rate differences as well as the net impact of material acquisitions and divestitures and product life-cycle management for the 12-month period following the respective transaction date(s). We believe that this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Adjusted EBITDA is defined as net income (or loss), determined in accordance with U.S. GAAP, excluding interest expense, interest income, and provision for (or benefit from) income taxes, depreciation expense, amortization of intangible assets, and the following non-GAAP adjustments, if applicable: (1) restructuring related and other, (2) financing and other transaction costs, and (3) other, net. We believe that this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Gross leverage ratio is defined as gross debt (total debt and finance lease obligations) divided by last twelve months ("LTM") adjusted EBITDA. We believe that gross leverage ratio is a useful measure to management and investors in understanding trends in our overall financial condition.
Net debt is defined as total debt, finance lease, and other financing obligations less cash and cash equivalents. We believe net debt is a useful measure to management and investors in understanding trends in our overall financial condition.
Net leverage ratio is defined as net debt divided by LTM adjusted EBITDA. We believe that the net leverage ratio is a useful measure to management and investors in understanding trends in our overall financial condition.
In discussing trends in our performance, we may refer to certain non-GAAP financial measures or the percentage change of certain non-GAAP financial measures in one period versus another, calculated on a constant currency basis. Constant currency is determined by stating revenues and expenses at prior period foreign currency exchange rates and excludes the impact of foreign currency exchange rates on all hedges and, as applicable, net monetary assets. We believe these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Safe Harbor Statement
This earnings release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terminology such as "may," "will," "could," "should," "expect," "anticipate," "believe," "estimate," "predict," "project," "forecast," "continue," "intend," "plan," "potential," "opportunity," "guidance," and similar terms or phrases. Forward-looking statements involve, among other things, expectations, projections, and assumptions about future financial and operating results, objectives, business and market outlook, trends, priorities, growth, shareholder value, capital expenditures, cash flows, demand for products and services, share repurchases, and Sensata’s strategic initiatives, including those relating to acquisitions and dispositions and the impact of such transactions on our strategic and operational plans and financial results. These statements are subject to risks, uncertainties, and other important factors relating to our operations and business environment, and we can give no assurances that these forward-looking statements will prove to be correct.
A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by these forward-looking statements, including, but not limited to, risks related to instability and changes in the global markets, supplier interruption or non-performance, changes in trade-related tariffs and risks with uncertain trade environments, the acquisition or disposition of businesses, variability in metals pricing, cybersecurity, adverse conditions or competition in the industries upon which we are dependent, intellectual property, product liability, warranty, and recall claims, public health crises, market acceptance of new product introductions and product innovations, labor disruptions or increased labor costs, and changes in existing environmental or safety laws, regulations, and programs.
Investors and others should carefully consider the foregoing factors and other uncertainties, risks, and potential events including, but not limited to, those described in Item 1A: Risk Factors in our most recent Annual Report on Form 10-K and as may be updated from time to time in Item 1A: Risk Factors in our Quarterly Reports on Form 10-Q or other subsequent filings with the United States Securities and Exchange Commission. All such forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update these statements other than as required by law.

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Statements of Operations
(In millions, except per share amounts)
(Unaudited)

	For the three months ended December 31,		For the full year ended December 31,
	2025	2024	2025	2024
Net revenue	$917.9	$907.7	$3,704.5	$3,932.8
Operating costs and expenses:
Cost of revenue	651.9	661.8	2,620.2	2,776.9
Research and development	31.4	36.0	133.8	169.3
Selling, general and administrative	96.6	108.4	356.2	392.2
Amortization of intangible assets	18.9	23.4	80.2	145.7
Goodwill impairment charge	—	—	225.7	150.1
Restructuring and other charges, net	19.0	4.3	50.8	149.2
Total operating costs and expenses	817.8	833.9	3,467.0	3,783.5
Operating income	100.1	73.8	237.5	149.3
Interest expense	(35.7)	(37.6)	(149.1)	(155.8)
Interest income	5.0	0.8	19.1	16.2
Other, net	5.9	(1.8)	15.8	(21.5)
Income/(loss) before taxes	75.3	35.2	123.3	(11.8)
Provision for/(benefit from) income taxes	12.1	29.4	92.0	(140.3)
Net income	$63.2	$5.8	$31.3	$128.5

Net income per share:
Basic	$0.43	$0.04	$0.21	$0.85
Diluted	$0.43	$0.04	$0.21	$0.85

Weighted-average ordinary shares outstanding:
Basic	145.7	149.6	146.5	150.4
Diluted	146.6	149.8	147.1	150.7

`

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$573.0	$593.7
Accounts receivable, net of allowances	657.4	660.2
Inventories	617.8	614.5
Prepaid expenses and other current assets	146.1	158.9
Total current assets	1,994.3	2,027.2
Property, plant and equipment, net	776.5	821.7
Goodwill	3,158.2	3,383.8
Other intangible assets, net	411.6	492.9
Deferred income tax assets	277.2	288.2
Other assets	133.9	129.5
Total assets	$6,751.7	$7,143.3

Liabilities and shareholders' equity
Current liabilities:
Current portion of long-term debt and finance lease obligations	$2.3	$2.4
Accounts payable	413.0	362.2
Income taxes payable	16.8	29.4
Accrued expenses and other current liabilities	343.1	317.3
Total current liabilities	775.1	711.4
Deferred income tax liabilities	226.9	235.7
Pension and other post-retirement benefit obligations	39.1	27.9
Finance lease obligations, less current portion	18.9	21.0
Long-term debt, net	2,828.6	3,176.1
Other long-term liabilities	77.8	80.8
Total liabilities	3,966.3	4,252.8
Total shareholders' equity	2,785.4	2,890.4
Total liabilities and shareholders' equity	$6,751.7	$7,143.3

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	For the year ended December 31,
	2025	2024
Cash flows from operating activities:
Net income	$31.3	$128.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	176.2	167.1
Amortization of debt issuance costs	4.7	5.7
Goodwill impairment charge	225.7	150.1
Loss on sale of business	10.4	98.8
Share-based compensation	25.0	38.5
(Gain)/loss on debt financing	(2.8)	9.8
Amortization of intangible assets	80.2	145.7
Deferred income taxes	(0.2)	(233.4)
(Gain)/loss on equity investments, net	(1.5)	14.0
Other non-cash loss, net	47.0	86.5
Acquisition-related compensation payments	—	(5.2)
Changes in operating assets and liabilities, net of effects of acquisitions	25.5	(54.5)
Net cash provided by operating activities	621.5	551.5
Cash flows from investing activities:
Additions to property, plant and equipment and capitalized software	(131.2)	(158.6)
Proceeds from the sale of business, net of cash sold	33.7	135.7
Other	1.8	3.7
Net cash used in investing activities	(95.8)	(19.2)
Cash flows from financing activities:
Proceeds from exercise of stock options and issuance of ordinary shares	—	4.6
Payment of employee restricted stock tax withholdings	(5.5)	(11.7)
Proceeds from borrowings on debt	—	500.0
Payments on debt	(352.2)	(701.9)
Dividends paid	(70.4)	(72.2)
Payments to repurchase ordinary shares	(120.6)	(68.9)
Purchase of noncontrolling interest in joint venture	—	(79.4)
Payments of debt financing costs	(2.0)	(13.4)
Net cash used in financing activities	(550.6)	(442.8)
Effect of exchange rate changes on cash and equivalents	4.4	(4.0)
Net change in cash and cash equivalents	(20.6)	85.6
Cash and cash equivalents, beginning of year	593.7	508.1
Cash and cash equivalents, end of year	$573.0	$593.7

Segment Performance

	For the three months ended December 31,		For the full year ended December 31,
$ in 000s	2025	2024	2025	2024
Automotive
Revenue	$527.0	$534.5	$2,111.7	$2,195.5
Operating income	$128.6	$124.9	$500.8	$507.5
% of segment revenue	24.4%	23.4%	23.7%	23.1%

Industrials
Revenue	$191.5	$181.1	$787.8	$749.2
Operating income	$59.2	$44.6	$226.0	$192.3
% of segment revenue	30.9%	24.7%	28.7%	25.7%

Aerospace, Defense, and Commercial Equipment
Revenue	$199.4	$192.2	$805.0	$860.2
Operating income	$56.1	$48.1	$211.5	$226.5
% of segment revenue	28.1%	25.0%	26.3%	26.3%

Other
Revenue	$—	$—	$—	$127.9
Operating income	$—	$—	$—	$28.1
% of segment revenue	0.0%	0.0%	0.0%	21.9%

Revenue by Business and Geography (Unaudited)

(percent of total revenue)	For the three months ended December 31,		For the full year ended December 31,
	2025	2024	2025	2024
Automotive	57.4%	58.9%	57.0%	55.8%
Industrials	20.9%	19.9%	21.3%	19.0%
Aerospace, Defense, and Commercial Equipment	21.7%	21.2%	21.7%	21.9%
Other	—%	—%	—%	3.3%
Total	100.0%	100.0%	100.0%	100.0%

(percent of total revenue)	For the three months ended December 31,		For the full year ended December 31,
	2025	2024	2025	2024
Americas	39.8%	39.1%	40.5%	43.3%
Europe	26.0%	26.7%	27.4%	27.0%
Asia/Rest of World	34.2%	34.2%	32.1%	29.7%
Total	100.0%	100.0%	100.0%	100.0%

GAAP to Non-GAAP Reconciliations
The following unaudited tables provide a reconciliation of the difference between each of the non-GAAP financial measures referenced herein and the most directly comparable U.S. GAAP financial measure. Amounts presented in these tables may not appear to recalculate due to the effect of rounding.
Operating income and margin, income tax, net income, and earnings per share

($ in millions, except per share amounts)	For the three months ended December 31, 2025
	Operating Income	Operating Margin	Income Taxes	Net Income	Diluted EPS
Reported (GAAP)	$100.1	10.9%	$12.1	$63.2	$0.43
Non-GAAP adjustments:
Restructuring related and other	49.8	5.4%	(2.2)	47.6	0.32
Financing and other transaction costs	10.9	1.2%	(0.2)	10.8	0.07
Amortization of intangible assets	18.9	2.1%	—	18.9	0.13
Amortization of debt issuance costs	—	—%	—	1.1	0.01
Other, net	—	—%	3.0	(2.9)	(0.02)
Deferred taxes and other tax related	—	—%	(9.0)	(9.0)	(0.06)
Total adjustments	79.6	8.7%	(8.4)	66.4	0.45
Adjusted (non-GAAP)	$179.7	19.6%	$20.4	$129.6	$0.88

($ in millions, except per share amounts)	For the three months ended December 31, 2024
	Operating Income	Operating Margin	Income Tax	Net Income	Diluted EPS
Reported (GAAP)	$73.8	8.1%	$29.4	$5.8	$0.04
Non-GAAP adjustments:
Restructuring related and other	83.4	9.2%	(3.1)	80.3	0.54
Financing and other transaction costs	(5.7)	(0.6)%	—	(5.7)	(0.04)
Amortization of intangible assets	23.4	2.6%	—	23.4	0.16
Amortization of debt issuance costs	—	—%	—	1.2	0.01
Other, net	—	—%	(0.4)	1.3	0.01
Deferred taxes and other tax related	—	—%	5.1	5.1	0.03
Total adjustments	101.1	11.1%	1.6	105.7	0.71
Adjusted (non-GAAP)	$174.9	19.3%	$27.9	$111.4	$0.74

	For the year ended December 31, 2025
($ in millions, except per share amounts)	Operating Income	Operating Margin	Income Taxes	Net Income	Diluted EPS
Reported (GAAP)	$237.5	6.4%	$92.0	$31.3	$0.21
Non-GAAP adjustments:
Restructuring related and other	352.2	9.5%	(5.3)	347.0	2.36
Financing and other transaction costs	34.9	0.9%	(0.1)	34.9	0.24
Amortization of intangible assets	80.2	2.2%	—	80.2	0.55
Amortization of debt issuance costs	—	—%	—	4.7	0.03
Other, net	—	—%	3.9	(12.0)	(0.08)
Deferred taxes and other tax related	—	—%	17.2	17.2	0.12
Total adjustments	467.4	12.6%	15.7	471.9	3.21
Adjusted (non-GAAP)	$704.9	19.0%	$76.3	$503.2	$3.42

	For the year ended December 31, 2024
($ in millions, except per share amounts)	Operating Income	Operating Margin	Income Taxes	Net Income	Diluted EPS
Reported (GAAP)	$149.3	3.8%	$(140.3)	$128.5	$0.85
Non-GAAP adjustments:
Restructuring related and other	324.0	8.2%	(5.5)	318.5	2.11
Financing and other transaction costs	133.8	3.4%	(1.7)	132.1	0.88
Amortization of intangible assets	141.4	3.6%	—	141.4	0.94
Amortization of debt issuance costs	—	—%	—	5.7	0.04
Other, net	—	—%	0.3	21.8	0.14
Deferred taxes and other tax related	—	—%	(228.7)	(228.7)	(1.52)
Total adjustments	599.2	15.2%	(235.6)	390.8	2.59
Adjusted (non-GAAP)	$748.5	19.0%	$95.3	$519.3	$3.44

Non-GAAP adjustments by location in statements of operations

(in millions)	For the three months ended December 31,		For the full year ended December 31,
	2025	2024	2025	2024

Cost of revenue	$28.4	$37.5	$74.4	$84.2
Selling, general and administrative	13.3	35.9	36.4	74.3
Amortization of intangible assets	18.9	23.4	80.2	141.4
Goodwill impairment charge	—	—	225.7	150.1
Restructuring and other charges, net	19.0	4.3	50.8	149.2
Operating income adjustments	79.6	101.1	467.4	599.2
Interest expense, net	1.1	1.2	4.7	5.7
Other, net	(5.9)	1.8	(15.8)	21.5
(Benefit from)/provision for income taxes	(8.4)	1.6	15.7	(235.6)
Net income adjustments	$66.4	$105.7	$471.9	$390.8
Free cash flow

($ in millions)	Three months ended December 31,			Full year ended December 31,
	2025	2024	% Change	2025	2024	% Change
Net cash provided by operating activities	$201.5	$170.7	18.0%	$621.5	$551.5	12.7%
Additions to property, plant and equipment and capitalized software	(49.7)	(31.8)	(56.2)%	(131.2)	(158.6)	17.2%
Free cash flow	$151.8	$138.9	9.3%	$490.2	$393.0	24.7%
Adjusted corporate and other expenses

	Three months ended December 31,		Full year ended December 31,
(in millions)	2025	2024	2025	2024
Corporate and other expenses (GAAP)	$(105.8)	$(116.0)	$(344.1)	$(360.1)
Restructuring related and other	41.2	76.4	107.6	136.9
Financing and other transaction costs	0.4	(3.0)	3.1	21.6
Total Adjustments	41.7	73.4	110.7	158.5
Adjusted corporate and other expenses	$(64.1)	$(42.7)	$(233.4)	$(201.6)

Adjusted EBITDA

	Three months ended December 31,		Full year ended December 31,
(in millions)	2025	2024	2025	2024
Net income	$63.2	$5.8	$31.3	$128.5
Interest expense, net	30.7	36.8	130.0	139.6
Provision for/(benefit from) income taxes	12.1	29.4	92.0	(140.3)
Depreciation expense	48.6	66.4	176.2	167.1
Amortization of intangible assets	18.9	23.4	80.2	145.7
EBITDA	173.5	161.8	509.8	440.7
Non-GAAP Adjustments
Restructuring related and other	33.0	47.0	307.0	287.6
Financing and other transaction costs	10.9	(5.7)	34.9	133.1
Other, net	(5.9)	1.8	(15.8)	21.5
Adjusted EBITDA	$211.5	$204.9	$835.9	$882.8
Debt and leverage (gross and net)

	As of
($ in millions)	December 31, 2025	December 31, 2024
Current portion of long-term debt and finance lease obligations	$2.3	$2.4
Finance lease obligations, less current portion	18.9	21.0
Long-term debt, net	2,828.6	3,176.1
Total debt and finance lease obligations	2,849.7	3,199.5
Less: debt premium, net	0.5	1.0
Less: deferred financing costs	(17.9)	(24.9)
Total gross debt	$2,867.2	$3,223.4
Adjusted EBITDA (LTM)	$835.9	$882.8
Gross leverage ratio	3.4	3.7

	As of
($ in millions)	December 31, 2025	December 31, 2024
Total gross debt	$2,867.2	$3,223.4
Less: Cash and cash equivalents	573.0	593.7
Net debt	$2,294.2	$2,629.7
Adjusted EBITDA (LTM)	$835.9	$882.8
Net leverage ratio	2.7	3.0

Guidance

	For the three months ending March 31, 2026
($ in millions, except per share amounts)	Operating Income		Net Income		EPS
	Low	High	Low	High	Low	High
GAAP	$145.0	$149.5	$88.0	$91.8	$0.60	$0.63
Restructuring related and other	8.0	9.0	7.0	8.0	0.05	0.05
Financing and other transaction costs	—	—	—	—	—	—
Amortization of intangible assets	15.0	15.5	15.0	15.5	0.10	0.11
Amortization of debt issuance costs	—	—	1.0	1.2	0.01	0.01
Other, net	—	—	—	—	—	—
Deferred taxes and other tax related	—	—	7.0	7.5	0.05	0.05
Non-GAAP	$168.0	$174.0	$118.0	$124.0	$0.81	$0.85
Weighted-average diluted shares outstanding (in millions)					146.6	146.6

###
Media & Investors:
James Entwistle
+1(508) 954-1561
jentwistle@sensata.com
investors@sensata.com